Exhibit 99.1

Contact:	W. John Fuller For Lorain National Bank 216.978.7643
LORAIN NATIONAL BANK NAMES FINANCIAL SERVICES VETERAN
JOHN SIMACEK AS RETAIL GROUP EXECUTIVE
LORAIN, Ohio, May 11, 2007 — John D. Simacek, a financial services veteran with more than 30 years of experience, has been named Retail Group Executive for Lorain National Bank. As Retail Group Executive, Simacek will have responsibility for the delivery of retail and mortgage lending products and services across the LNB franchise which includes Lorain, Erie, Cuyahoga and Summit counties.
Simacek has most recently served as Residential Lending Manager for the bank. Prior to joining LNB in 2005, Simacek served as vice president and regional manager for Fifth Third Bank in Cleveland and held sales-focused management positions with Strongsville Savings Bank and Cleveland-based Home Bank and Third Federal Savings.
“John has done an excellent job of transforming our mortgage business into a key component of the bank’s growth plans,” said Daniel E. Klimas, president and chief executive officer of Lorain National Bank. “His 30 years of financial services experience in a broad range of retail banking roles will ensure that we will continue the positive momentum that we have built in our retail business over the past two years.”
A resident of Avon Lake, Simacek received a bachelor of arts degree from Baldwin-Wallace College. He is a member of the board of directors of the Fedor Manor Senior Housing Program in Lakewood and a member of the Lorain County Board of Realtors.
LNB Bancorp, Inc., is a $975 million financial holding company. Its major subsidiary, The Lorain National Bank, is a full-service commercial bank, specializing in commercial, personal banking services, residential mortgage lending and investment and trust services. The Lorain National Bank serves customers through 23 retail-banking locations and 29 ATMs in Lorain, eastern Erie, western Cuyahoga, and Summit counties. North Coast Community Development Corporation is a wholly owned subsidiary of The Lorain National Bank. Brokerage services are provided by the bank through an agreement with Investment Centers of America. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, visit us at http://www.4lnb.com.